Exhibit 99.1

Everspin Reports Unaudited First Quarter 2023 Financial Results

Everspin continues to generate profits and operational cash flow with solid first quarter results while paying off debt.

Chandler, AZ, May 3, 2023 — Everspin Technologies, Inc. (NASDAQ: MRAM), the market leader in MRAM, today announced preliminary unaudited financial results for the first quarter ended March 31, 2023.

First Quarter 2023 Highlights

●	Q1’23 revenue came in at the top end of guidance at $14.8 million.
●	The company reported net income of $0.8 million for Q1’23, compared to $0.6 million for Q4’22.
●	Adjusted EBITDA for Q1’23 was $2.3 million, compared to $2.1 million for Q4’22.
●	Basic EPS for Q1’23 was $0.04 compared to $0.03 in Q4’22.
●	Everspin generated cash flows from operating activities of $1.2 million for Q1’23.
●	Everspin paid off its term loan and line of credit in Q1’23, ending with cash and cash equivalents of $24.2 million.

“Everspin was GAAP net income positive for the 8th quarter in a row driven by growing demand of our Toggle and STT-MRAM products,” said Sanjeev Aggarwal, President & CEO. “We are excited to see the interest from our customers to evaluate and design in our new xSPI family of STT-MRAM products. This family of STT-MRAM products was awarded Best in Show Memory and Storage Category at the Embedded World Exhibition & Conference, 2023.”

First Quarter 2023 Results

Total revenue for the first quarter of 2023 was $14.8 million compared to $15.7 million reported in the fourth quarter of 2022. This is an increase of 3% compared to $14.3 million of revenue in the first quarter of 2022.

MRAM product sales in the first quarter of 2023, which includes both Toggle and STT-MRAM revenue, was $13.8 million, compared to $14.6 million reported in the fourth quarter of 2022. This is an increase of 9% from the $12.7 million reported in the first quarter of 2022.

Licensing, Royalties, Patents and Other revenue remained consistent in the first quarter of 2023 compared to the fourth quarter of 2022 at $1.1 million. This is compared to $1.7 million in the first quarter of 2022.

The increase in total revenue for the first quarter of 2023 compared to the first quarter of 2022 was due to strong toggle demand and sales.

Gross margin for the first quarter of 2023 was 56.8%, compared to 51.4% in the fourth quarter of 2022 and 58.0% in the first quarter of 2022.

GAAP operating expenses was $7.7 million in the first quarter of 2023, compared to $7.5 million in the fourth quarter of 2022 and $6.3 million in the first quarter of 2022. GAAP operating expenses increased in the first quarter of 2023 compared to the first quarter of 2022 as a result of increased development costs related to the new xSPI family of lower density STT-MRAM products.

GAAP net income for the first quarter of 2023 was $0.8 million, or $0.04 per basic share, based on 20.5 million weighted-average basic common shares outstanding. This is compared to net income of $0.6 million, or $0.03 per basic share, in the fourth quarter of 2022 and net income of $1.9 million, or $0.10 per basic share, in the first quarter of 2022.

Cash and cash equivalents as of the end of the first quarter of 2023 were $24.2 million, compared to $26.8 million as of the end of the fourth quarter of 2022, and $19.9 million as of the end of the first quarter of 2022.

Everspin generated cash flows from operating activities of $1.2 million in the first quarter of 2023, compared to $5.2 million in the fourth quarter of 2022, and used cash of $1.0 million in the first quarter of 2022.

Business Outlook

For the second quarter 2023, Everspin expects total revenue in a range of $14.5 million to $15.5 million. Everspin expects GAAP net income per basic share to be between breakeven and $0.05, primarily influenced by expenses related to next generation 28nm STT-MRAM product development and price increases from its suppliers.

This outlook is dependent on Everspin’s current expectations, which may be impacted by, among other things, evolving external conditions, such as the resurgence of COVID-19 and its variants, local safety guidelines, worsening impacts due to supply chain constraints or interruptions, including due to the military conflict in Ukraine and recent market volatility, semiconductor downturn and the other risk factors described in Everspin’s filings with the Securities and Exchange Commission (the “SEC”), including its Annual Report on Form 10-K for the fiscal year ended December 31, 2022, its Quarterly Reports on Form 10-Q filed with the SEC during 2023, as well as in its subsequent filings with the SEC.

Use of Non-GAAP Financial Measures

Everspin supplements the reporting of its financial information determined under generally accepted accounting principles in the United States of America (GAAP) with Adjusted EBITDA, which is a non-GAAP financial measure. Everspin defines Adjusted EBITDA as net income adjusted for interest expense, taxes, depreciation and amortization, stock-based compensation expense, and restructuring costs if any.

Everspin’s management and board of directors use Adjusted EBITDA to understand and evaluate its operating performance and trends, to prepare and approve its annual budget and to develop short-term and long-term operating and financing plans. Accordingly, Everspin believes that Adjusted EBITDA provides useful information for investors in understanding and evaluating its operating results in the same manner as its management and board of directors. Adjusted EBITDA is a non-GAAP financial measure and should be considered in addition to, not as superior to, or as a substitute for, net income reported in accordance with GAAP. Moreover, other companies may define Adjusted EBITDA differently, which limits the usefulness of this measure for comparisons with such other companies. Everspin encourages investors to review its financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

Conference Call

Everspin will host a conference call for analysts and investors on Wednesday, May 3, 2023, at 5:00 p.m. Eastern Time. Interested participants can pre-register online to receive a telephone number and a unique passcode at:

https://register.vevent.com/register/BI8512ca5788a746568c403e2724e45a30

The conference call will be broadcast live in listen-only mode at:

https://edge.media-server.com/mmc/p/pr4jtunw

The registration link and archived webcast will be available in the Investor Relations section of Everspin’s website at investor.everspin.com.

About Everspin Technologies

Everspin Technologies, Inc. is the world’s leading provider of Magnetoresistive RAM (MRAM). Everspin MRAM delivers the industry’s most robust, highest performance non-volatile memory for Industrial IoT, Data Center, and other mission-critical applications where data persistence is paramount. Headquartered in Chandler, Arizona, Everspin provides commercially available MRAM solutions to a large and diverse customer base. For more information, visit www.everspin.com. NASDAQ: MRAM.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements regarding future results that involve risks and uncertainties that could cause actual results or events to differ materially from the expectations disclosed in the forward-looking statements, including, but not limited to the statements made under the caption “Business Outlook.” Forward-looking statements are identified by words such as “expects” or similar expressions. These include, but are not limited to, Everspin’s future financial performance, including the outlook for second quarter 2023 results. Actual results could differ materially from these forward-looking statements as a result of certain risks and uncertainties, including, without limitation, the risks set forth under the caption “Risk Factors” in Everspin’s Annual Report on Form 10-K for the year ended December 31, 2022 filed with the SEC on March 2, 2023, and its Quarterly Reports on Form 10-Q filed with the SEC during 2023, as well as in its subsequent filings with the SEC. Any forward-looking statements made by Everspin in this press release speak only as of the date on which they are made and subsequent events may cause these expectations to change. Everspin disclaims any obligations to update or alter these forward-looking statements in the future, whether as a result of new information, future events or otherwise, except as required by law.

Company Contact:

Anuj Aggarwal, CFO

T: 480-347-1082

E: anuj.aggarwal@everspin.com

EVERSPIN TECHNOLOGIES, INC.

Balance Sheets

(In thousands, except share and per share amounts)

(Unaudited)

	March 31,	December 31,
	2023	2022
Assets
Current assets:
Cash and cash equivalents	$24,211	$26,795
Accounts receivable, net	11,209	10,665
Inventory	6,279	6,683
Prepaid expenses and other current assets	485	604
Total current assets	42,184	44,747
Property and equipment, net	3,754	3,883
Right-of-use assets	6,359	6,641
Other assets	62	62
Total assets	$52,359	$55,333

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,096	$2,778
Accrued liabilities	2,076	3,533
Deferred revenue	898	821
Current portion of long-term debt	—	2,594
Lease liabilities, current portion	1,139	1,122
Other liabilities	50	27
Total current liabilities	6,259	10,875
Long-term debt, net of current portion	—	—
Lease liabilities, net of current portion	5,288	5,580
Long-term income tax liability	214	214
Total liabilities	$11,761	$16,669
Commitments and contingencies (Note 5)
Stockholders’ equity:
Preferred stock, $0.0001 par value per share; 5,000,000 shares authorized; no shares issued and outstanding as of March 31, 2023 and December 31, 2022, respectively	—	—
Common stock, $0.0001 par value per share; 100,000,000 shares authorized; 20,534,744 and 20,374,288 shares issued and outstanding as of March 31, 2023 and December 31, 2022, respectively	2	2
Additional paid-in capital	186,537	185,364
Accumulated deficit	(145,941)	(146,702)
Total stockholders’ equity	40,598	38,664
Total liabilities and stockholders’ equity	$52,359	$55,333

EVERSPIN TECHNOLOGIES, INC.

Statements of Income and Comprehensive Income

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2023	2022
Product sales	$13,777	$12,671
Licensing, royalty, patent, and other revenue	1,069	1,676
Total revenue	14,846	14,347
Cost of product sales	6,123	5,752
Cost of licensing, royalty, patent, and other revenue	293	272
Total cost of sales	6,416	6,024
Gross profit	8,430	8,323
Operating expenses:[1]
Research and development	3,199	2,436
General and administrative	3,220	2,729
Sales and marketing	1,315	1,134
Total operating expenses	7,734	6,299
Income from operations	696	2,024
Interest expense	(63)	(75)
Other income (expense), net	128	(14)
Net income and comprehensive income	$761	$1,935
Net income per common share:
Basic	$0.04	$0.10
Diluted	$0.04	$0.09
Weighted average shares of common stock outstanding:
Basic	20,450,994	19,896,654
Diluted	20,832,074	20,726,193

[1]Operating expenses include stock-based compensation as follows:
Research and development	$446	$333
General and administrative	611	371
Sales and marketing	103	120
Total stock-based compensation	$1,160	$824

EVERSPIN TECHNOLOGIES, INC.

Statements of Cash Flows

(In thousands)

(Unaudited)

	Three Months Ended March 31,
	2023	2022
Cash flows from operating activities
Net income	$761	$1,935
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	333	258
Stock-based compensation	1,160	824
Loss on prepayment and termination of credit facility	170	—
Non-cash warrant revaluation	23	(11)
Non-cash interest expense	26	32
Changes in operating assets and liabilities:
Accounts receivable	(544)	(2,047)
Inventory	404	188
Prepaid expenses and other current assets	119	126
Other assets	—	(13)
Accounts payable	125	267
Accrued liabilities	(1,457)	(2,014)
Deferred revenue	77	(502)
Lease liabilities	7	(14)
Net cash provided by (used in) operating activities	1,204	(971)
Cash flows from investing activities
Purchases of property and equipment	(1,011)	(22)
Net cash used in investing activities	(1,011)	(22)
Cash flows from financing activities
Payments on long-term debt	(2,790)	(600)
Proceeds from exercise of stock options and purchase of shares in employee stock purchase plan	13	69
Net cash used in financing activities	(2,777)	(531)
Net decrease in cash and cash equivalents	(2,584)	(1,524)
Cash and cash equivalents at beginning of period	26,795	21,409
Cash and cash equivalents at end of period	$24,211	$19,885
Supplementary cash flow information:
Interest paid	$37	$43
Operating cash flows paid for operating leases	$375	$318
Financing cash flows paid for finance leases	$3	$2
Non-cash investing and financing activities:
Right-of-use assets obtained in exchange for operating lease liabilities	$—	$3,350
Right-of-use assets obtained in exchange for finance lease liabilities	$—	$36
Purchases of property and equipment in accounts payable and accrued liabilities	$—	$257

EVERSPIN TECHNOLOGIES, INC.

Adjusted EBITDA Reconciliation

(In thousands)

(Unaudited)

	Three Months Ended
	March 31, 2023	December 31, 2022	March 31, 2022
Adjusted EBITDA reconciliation:
Net income	$761	$616	$1,935
Depreciation and amortization	333	278	258
Stock-based compensation expense	1,160	1,121	824
Interest expense	63	56	75
Income tax expense	—	14	—
Adjusted EBITDA	$2,317	$2,085	$3,092